Exhibit 107.1

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Surf Air Mobility Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value of $0.0001	Rule 457(a)	4,346,685 (2)	$6.10 (2)	$26,514,778.50 (2)	$153.10 per $1,000,000	$4,059.41
Equity	Common Stock, par value of $0.0001	Rule 457(a)	228,570 (3)	$5.19 (3)	$1,186,278.30 (3)	$153.10 per $1,000,000	$181.62
Total Offering Amounts			4,575,255		$27,701,056.80		$4,241.03
Total Fee Offsets							$0.00
Net Fee Due							$4,241.03

(1)

This Registration Statement covers, in addition to the number of shares of Surf Air Mobility Inc., a Delaware corporation (the “Company”), common stock, par value $0.0001 per share (the “Common Stock”), stated above, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Surf Air Mobility Inc. Amended and Restated 2023 Equity Incentive Plan (the “2023 Plan”) and the Surf Air Mobility Inc. Employee Stock Purchase Plan (the “ESPP”) as a result of one or more adjustments under the 2023 Plan and/or the ESPP to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)

Represents (i) 846,685 shares of Common Stock added to the 2023 Plan on January 1, 2025 as a result of the “evergreen” provision therein, and (ii) 3,500,000 shares of Common Stock added to the 2023 Plan and approved by the Company’s stockholders at the Company’s 2025 annual meeting of stockholders. The “Proposed Maximum Offering Price Per Unit” and the “Maximum Aggregate Offering Price” are estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and based on the average of the high and low sales price of the Common Stock, as quoted on the New York Stock exchange on July 8, 2025.

(3)

Represents (i) 114,285 shares of Common Stock added to the ESPP on January 1, 2025 as a result of the “evergreen” provision therein and (ii) 114,285 shares of Common Stock added to the ESPP on January 1, 2024 as a result of the “evergreen” provision therein. The “Proposed Maximum Offering Price Per Unit” and the “Maximum Aggregate Offering Price” are estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and based on a 15% discount from the average of the high and low sales price of the Common Stock, as quoted on the New York Stock exchange on July 8, 2025, such discount representing the maximum permissible discount offered pursuant to the ESPP.